Exhibit 10.6

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (this “Agreement”), dated as of the          day of                     , 2014, is by and between [Transocean Entity] (“Transocean”) and [Transocean Partners Entity] (the “Company”).

RECITALS

WHEREAS, Transocean agrees to second certain personnel as may be amended from time to time to the Company;

WHEREAS, the Company agrees to accept the secondment of such personnel;

WHEREAS, the personnel provided will be under the day to day control and management of the Company; and

WHEREAS, the seconded employees will remain on the payroll and benefit plans of Transocean.

AGREEMENT:

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Secondment.

(a) Employment. From the Effective Date of this Agreement until such time as the Agreement is terminated by either party on 90 days advance written notice (the “Secondment Period”), Transocean will maintain the employee(s) listed on Exhibit A (the “Seconded Employees”) on its payroll. The Seconded Employees will be under the day to day management and control of the Company during the time that they are seconded to the Company.

(b) Removal of Seconded Employees. In the event that the Company determines that the Seconded Employee is no longer needed or the person voluntarily terminates his employment, the Company will give Transocean five business days’ advance written notice, to the extent practicable under the circumstances, that such person shall cease to be seconded to the Company and shall cease to be a Seconded Employee. Upon a person ceasing to be a Seconded Employee pursuant to this Section 1.1(b), the obligation of Transocean under this Agreement to maintain such person on its payroll or cause such person to be maintained on the payroll of Transocean shall cease and the person shall be deemed to be removed from Exhibit A. If a person is no longer a Seconded Employee and continues to perform services on behalf of Transocean, the Company obligation under this Agreement to reimburse costs and expenses for such person under Section 1.3 shall cease. With respect to any person who is removed from the group of Seconded Employees prior to the end of the Secondment Period at the request of the Company, the Company agrees to pay Transocean an amount equal to the product of (i) the cash severance costs (including statutory end of service benefits) paid to such person by Transocean and (ii) a fraction, the numerator of which is the number of days the person was a Seconded Employee and the denominator of which is the total number of days the person was a Transocean employee, including as a Seconded Employee.

(c) Addition of Seconded Employees. Additional individuals may be designated as Seconded Employees, or allocations of time for Seconded Employees may be adjusted at the mutual agreement of Transocean and the Company, or the designee of each, upon which agreement each such individual shall be deemed to be added to Exhibit A.

(d) Obligations with Respect to former Seconded Employees. Individuals may be added or removed from Exhibit A from time to time as provided in Section 1.1(b) or 1.1(c); provided, that those rights and obligations of Transocean and the Company under this Agreement which relate to individuals who are at one time identified on Exhibit A as Seconded Employees and later removed from Exhibit A, to the extent that such rights and obligations accrued during the period of such individual’s secondment pursuant to this Agreement, will survive the removal of such individual from Exhibit A to the extent necessary to enforce such rights and obligations.

Section 1.2 Welfare and Pension Benefits. During the Secondment Period, Transocean shall continue to provide, or cause to be provided, to each Seconded Employee all benefits currently provided by Transocean to such employees, without increase or decrease in the level of benefits provided except such increases or decreases as are generally applicable to similarly situated employees of Transocean. To the extent required by the applicable plans, Transocean or its insurers shall be responsible for all claims incurred prior to or during the Secondment Period under any benefit program maintained by Transocean to provide medical, dental, life and disability insurance coverage for the Seconded Employees employed by Transocean and their eligible dependents.

Section 1.3 Reimbursement of Costs and Expenses.

(a) Secondment Period Costs and Expenses. The Company agrees that it shall pay Transocean or its designees the actual gross payroll costs allocable to the Seconded Employees during such Seconded Employees’ secondment pursuant to this Agreement, pro rata in proportion to the time allocated to the Company by the Seconded Employees during such Seconded Employees’ secondment pursuant to this Agreement, including base pay, any incentive compensation and any benefits costs (the “Gross Payroll”). In addition, the Company shall pay Transocean or its designee the sum of the following amounts:

(i) Reimbursement for Federal and State unemployment tax (if applicable), and Transocean’s portion of Social Security taxes under the Federal Insurance Contributions Act (and any foreign equivalents of such taxes) applicable to the Gross Payroll, as well as all direct and indirect benefits costs reasonably determined by the parties to be allocable to the Secondment Period.

(ii) The cost of workers compensation coverage, including any out-of-pocket claims, allocable to the Secondment Period.

(iii) Severance costs for removed Seconded Employees as described in Section 1.1(b).

(b) Transfer Taxes. The Company shall be responsible for and shall indemnify and hold harmless Transocean against all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, and any value added, goods and services or similar recoverable indirect and other similar taxes (“Transfer Taxes”) imposed on or assessed as a result of the secondment of the Seconded Employees. Transocean shall provide to the Company evidence of the remittance of the amount of such Transfer Taxes to the relevant governmental authority, including, without limitation, copies of any tax returns remitting such amount. The parties shall cooperate and take all commercially reasonable actions to minimize Transfer Taxes imposed on payments made pursuant to this Agreement.

(c) Payment. Transocean shall invoice the Company after the end of each fiscal quarter, in arrears, for all amounts payable to Transocean pursuant to Section 1.3(a). The total amount payable by the Company to Transocean or its designees pursuant to Section 1.3(a) shall be paid within 60 days following receipt by the Company of a detailed written statement therefor. The Company shall have the right, at the Company’s sole cost and expense, to audit Transocean’s books and records with respect to all costs and expenses payable by the Company to Transocean pursuant to Section 1.3(a), and Transocean shall provide or cause to be provided to the Company access to the relevant books and records of Transocean at reasonable times following reasonable notice and shall enable the Company to make copies of all relevant documents.

Section 1.4 Indemnification. Subject to the Company’s responsibility to make payment to Transocean pursuant to Section 1.3(a), Transocean agrees to indemnify and hold harmless the Company and its affiliates (other than Transocean) harmless from and against all liability, loss, expense or cost which may arise from any failure by Transocean to carry out its duties for the payment of any payroll, costs and expenses for Seconded Employees or the provision of the employee benefits related thereto, as set forth in this Agreement. The Company will indemnify and hold Transocean and its affiliates harmless from and against all liability, loss, expense or cost which may arise from events occurring on or after the Effective Date with respect to the Seconded Employees, except to the extent caused by the Seconded Employees’ gross negligence, willful misconduct or fraud.

Section 1.5 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors or permitted assigns and for the benefit of no other person.

Section 1.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF LONDON, ENGLAND AND THE UNITED KINGDOM EXCLUDING CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION EXCEPT TO THE EXTENT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.

Section 1.7 Notices. All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by mail, fax or electronic mail or delivered by hand at the following addresses:

If to the Company:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

Fax: [                    ]

Attn. [                    ]

If to Transocean:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

Fax: [                    ]

Attn. [                    ]

or such other address or fax number as either party may designate to the other party in writing. Notices will be deemed to be delivered at the time of mail room receipt, if sent by mail or hand delivery, by the time of successful transmission, if sent by fax, or on the read receipt email if sent by email.

Section 1.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties.

Section 1.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and Transocean and is not intended to confer upon any other individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or association, governmental authority or other entity.

Section 1.10 Severability. If any term or other provision of this Agreement or Exhibit A attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed to be effective as of the date set forth above.

[Transocean Partners Entity]

By
Name:
Title:

[Transocean Entity]

By
Name:
Title:

Exhibit A

Seconded Employees

Employee	Transocean Entity	Company Entity

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